Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Argent Securities Inc. for the registration of Argent Mortgage Loan Trust, 2005-W1, Asset-Backed Notes, Series 2005-W1, in the registration statement on Form S-3 (No. 333-121782) and to the incorporation by reference therein of our report dated January 24, 2005, (except Note 3k, as to which the date is March 15, 2005) with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Argent Securities Inc., dated April 15, 2005, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

New York, New York
April 15, 2005